Exhibit 99.1

Payless ShoeSource Reports First Quarter Sales Results

          TOPEKA, Kan., May 4 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales increased 0.4 percent during the first quarter of fiscal 2006, the thirteen weeks ended April 29, 2006.

          Total sales for the first quarter were $694.8 million, a 0.1 percent decrease from $695.2 million during the first quarter 2005.

          Sales were as follows (unaudited):

FIRST QUARTER SALES (DOLLARS IN MILLIONS)

Fiscal 2006*	Fiscal 2005*	Percent Increase/ (Decrease)	Same-Store Sales** Percent Increase/(Decrease)

$694.8	$695.2	(0.1)%	0.4%

*

The fiscal year for operations in the company’s Latin American region and Japan is based on a December 31 year-end.  Operations in the company’s Latin American region (177 stores) and Japan are included in total company results on a one-month lag relative to results from other regions.

**

Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods.  Same-store-sales exclude stores in the company’s Latin American region and Japan.

          “We had a solid sales performance for the quarter,” said Matthew E. Rubel, Chief Executive Officer and President. “Importantly, full price selling picked up as we moved into Spring, with a correspondingly favorable impact on gross margin.”

          The company intends to report financial results for the first quarter 2006 on Wednesday, May 24, 2006.

          Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere.  As of the end of the first quarter 2006, the Company operated a total of 4,602 stores offering quality family footwear and accessories at affordable prices.  In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

          This release contains forward-looking statements relating to anticipated financial performance.  A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations.  Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006 for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

          For additional information regarding first quarter 2006 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204.  Select submenu 1, option 2.  Or, visit our Investor Relations website at http://www.paylessinfo.com .

SOURCE  Payless ShoeSource, Inc.
          -0-                                                         05/04/2006
          /CONTACT:  Ron Cooperman of Payless ShoeSource, Inc., +1-785-295-6026/
          /Company News On-Call:  http://www.prnewswire.com/comp/136152.html/
          /Web site:  http://www.paylessinfo.com /